                    COMPUCOM SYSTEMS, INC. AND SUBSIDIARIES

                                  Exhibit 21

                        Subsidiaries of the Registrant




     Exclusive of inactive subsidiaries, the Registrant as of February 23, 2000 had the following subsidiaries:



                                                               Place of
              Name                                          Incorporation
              ----                                          -------------

     CompuCom Properties, Inc.                                Delaware

     The Computer Factory Inc.                                New York

     International Micronet Systems                           California

     CSI Funding, Inc.                                        Delaware

     Dataflex Corporation                                     Florida

     Computer Integration Corporation                         Delaware